Exhibit 99.1
Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2191

For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Net Income More than Doubles in Third Quarter 2006
▪	Sales grow 40% to $28.5 million compared with 2005’s third quarter

▪	Operating margin improves to 10.7% from 7.8%

▪	Net income was $1.9 million compared with $0.8 million
EAST AURORA, NY, November 9, 2006 – Astronics Corporation (NASDAQ: ATRO), a leading manufacturer of advanced, high-performance lighting, electronics and electrical power systems for the global aerospace industry, reported net income of $1.9 million for the third quarter of 2006, an increase of $1.1 million over net income of $0.8 million in the third quarter of 2005. Earnings per diluted share were $0.23 for the third quarter of 2006 compared with $0.10 in the same period the prior year. For the nine months ended September 30, 2006, net income was $5.1 million, or $0.63 per diluted share, compared with $1.6 million, or $0.20 per diluted share, for the same period last year.
Sales for the third quarter were $28.5 million, a 40% increase from $20.4 million in the third quarter of 2005. Over 95% of the increase, or $7.9 million, can be attributed to higher sales of the Company’s cabin electronics products, which provide power for in-flight entertainment and in-seat power systems for the global commercial airline market. Sales to the business jet market also increased $2.5 million reflecting increased aircraft production rates. Military sales were down 26% from the third quarter last year. The decrease was primarily caused by a $2.2 million decrease in deliveries for F-16 night vision kits for the Republic of Korea Air Force as the Korean program was concluded in 2005.
Sequentially, sales in the third quarter were down 1.7% from sales in the second quarter reflecting slower demand and production over the summer.
Peter J. Gundermann, President and CEO of Astronics Corp., commented, “Our strategy to be in the three major aircraft markets: military, business jet and commercial transport, has worked very well in this environment of strong commercial airlines growth, expansion of the business jet market and stable sales to the military. Commercial and business jet aircraft manufacturers are seeing continued expansion of their backlogs. As a result, we believe that 2007 should be another year of solid growth for Astronics.”
Gross margin for the quarter was 22.8%, up slightly from 21.9% in the third quarter of 2005, as a result of leverage provided by higher sales.
Selling, general and administrative (SG&A) expenses were $3.5 million up from $2.9 million in the same period the prior year. As a percentage of sales, SG&A was 12% in this year’s third quarter compared with 14% last year as sales grew at a faster pace than SG&A spending.
Operating profit almost doubled quarter-over-quarter, from $1.6 million in the third quarter of 2005 to $3.1 million this year.
Nine-Month Period Review
For the first nine months of 2006, sales were $82.5 million, a 50% increase from $54.9 million in the same period last year. Sales to the commercial transport sector doubled over the prior year sales to $45.1 million and currently represent about 55% of total sales. Business jet sales have improved 40%, when comparing the nine month periods, from $11.9 million to $16.7 million while military sales have remained relatively flat at $19.7 million for the first nine months of 2006.
Gross margin for the nine month period improved to 22.6% from 20.5% in the first nine months of 2005 on higher volume. SG&A increased on an absolute basis to $9.9 million from $7.7 million during the first nine months last year, but as a percentage of sales declined to 12% this year compared with 14% for the 2005 nine-month period.
Liquidity
Cash and cash equivalents at September 30, 2006, was $645 thousand, a decrease from $4.5 million at December 31, 2005, but an increase from $425 thousand at July 1, 2006. Increased investment in working capital components, primarily inventory and receivables associated with increasing sales growth have used cash reserves.
Capital expenditures for the third quarter of 2006 were $693 thousand up from $432 thousand in the same period last year. For the nine month period, capital expenditures increased to $2.3 million from $1.8 million in the first nine months last year.
Outlook
Bookings for the third quarter of 2006 were $26.0 million, a 29% increase from bookings of $20.2 million in the third quarter last year. Backlog at the end of the third quarter was $86.4 million compared with $77.6 million at the end of the same quarter last year.
Mr. Gundermann added, “As we move through the fourth quarter, we anticipate that we could be at the high end or somewhat above our estimated sales range of $105 million to $110 million for 2006. We are encouraged by the demand for aircraft and the success our customers are having with orders which should contribute to next year’s growth and beyond. Across the aerospace industry conditions remain strong.”
Third Quarter Webcast and Conference Call
The release of the financial results on November 9, 2006, will be followed by a company-hosted teleconference at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 — 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (913) 312-1267 approximately 5 — 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (719) 457-0820, and entering passcode 2437531.

The telephonic replay will be available through Thursday, November 16, 2006 at 11:59 p.m. ET.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leading manufacturer of advanced, high-performance lighting and electrical power distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, such as the Airbus A380; the Eclipse 500; the Air Canada’s CRJ705, A320, and several configurations of B767; Cessna single engine aircraft; Cessna Mustang; Hawker Horizon; the V22 Osprey; Lockheed Martin F-35 JSF; China Eastern Airlines Corp. Limited’s upgrade of 15 Airbus A330-300’s and five Airbus A330-200’s; Air China Limited’s upgrades of 20 Airbus A330-200’s; and F-22 Raptor; customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Nine months ended
	9/30/2006	10/1/2005	9/30/2006	10/1/2005

Sales	$28,540	$20,421	$82,505	$54,916
Cost of products sold	22,019	15,947	63,891	43,654
Gross margin	22.8%	21.9%	22.6%	20.5%
Selling general and administrative	3,469	2,890	9,931	7,679

Income from operations	3,052	1,584	8,683	3,583
Operating margin	10.7%	7.8%	10.5%	6.5%
Interest expense, net	232	202	650	519
Other (income) expense	(5)	—	(39)	—

Income (loss) before tax	2,825	1,382	8,072	3,064
Income taxes	912	592	2,934	1,468

Net Income	$1,913	$790	$5,138	$1,596

Basic earnings per share:	$0.24	$0.10	$0.65	$0.20
Diluted earnings per share:	$0.23	$0.10	$0.63	$0.20

Weighted average diluted shares outstanding	8,264	8,094	8,210	8,006

Capital Expenditures	$693	$432	$2,300	$1,765
Depreciation and Amortization	$701	$720	$1,960	$2,042

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	9/30/2006	12/31/2005

ASSETS:
Cash and cash equivalents	$645	$4,473
Accounts receivable	18,065	12,635
Inventories	26,584	19,013
Other current assets	1,966	1,401
Property, plant and equipment, net	21,221	20,461
Other assets	7,691	7,874

Total Assets	$76,172	$65,857

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$921	$914
Note payable	7,900	7,000
Accounts payable and accrued expenses	18,843	15,843
Long-term debt	9,837	10,304
Other liabilities	6,179	5,962
Shareholders’ equity	32,492	25,834

Total liabilities and shareholders’ equity	$76,172	$65,857

ASTRONICS CORPORATION
NET SALES BY MARKET
($, in thousands)

	Three Months Ended			Nine Months Ended
	9/30/2006	10/1/2005	% change	9/30/2006	10/1/2005	% change	2006 YTD %

Military	$6,136	$8,330	-26.3%	$19,724	$19,500	1.15%	23.9%
Commercial Transport	15,781	7,943	98.7%	45,106	22,534	100.17%	54.7%
Business Jet	6,340	3,812	66.3%	16,668	11,914	39.90%	20.2%
Other	283	336	-15.8%	1,007	968	4.03%	1.2%

Total	$28,540	$20,421	39.8%	$82,505	$54,916	50.24%	100.0%

ASTRONICS CORPORATION
NET SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Nine Months Ended
	9/30/2006	10/1/2005	% change	9/30/2006	10/1/2005	% change	2006 YTD %

Cockpit Lighting	$8,300	$8,184	1.42%	$23,582	$21,597	9.2%	28.6%
Cabin Electronics	12,358	4,472	176.34%	33,316	12,556	165.3%	40.4%
Airframe Power	3,759	3,959	-5.05%	12,320	8,189	50.4%	14.9%
External Lighting	1,872	1,933	-3.16%	5,851	6,632	-11.8%	7.1%
Cabin Lighting	1,968	1,537	28.04%	6,429	4,974	29.3%	7.8%
Other	283	336	-15.77%	1,007	968	4.0%	1.2%

Total	$28,540	$20,421	39.76%	$82,505	$54,916	50.2%	100.0%

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

	2005					2006
					Twelve				Nine
	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Months	Q1 2006	Q2 2006	Q3 2006	Months
	4/2/05	7/2/05	10/1/05	12/31/05	12/31/05	4/1/06	7/1/06	9/30/06	9/30/06

Bookings	$14,868	$23,564	$20,176	$37,946	$96,554	$23,850	$23,929	$25,985	$73,764

Backlog	$72,292	$77,856	$77,611	$95,121	$95,121	$94,045	$88,935	$86,380	$86,380

Book:Bill	0.95	1.25	0.99	1.86	1.28	0.96	0.82	0.91	0.89